                                                                                                                                                                                          Exhibit 99.1

National	Executive Office
Technical	24007 Ventura Boulevard
Systems, Inc.	Calabasas, California 91302
Tel: (818) 591-0776
Fax: (818) 591-0899

NEWS RELEASE for December 15, 2004 at 7:30 AM EDT

Contact:	BPC Financial Marketing	National Technical Systems
	John Baldissera	Lloyd Blonder, Sr. V.P. & C.F.O.
	800-368-1217	818-591-0776

NATIONAL TECHNICAL SYSTEMS REPORTS

FISCAL 2005 THIRD QUARTER, NINE-MONTH RESULTS

CALABASAS, CA (December 15, 2004)….National Technical Systems, Inc. (Nasdaq: NTSC) (NTS) a leading provider of quality and conformance testing and managed services for industries, including aerospace, defense, telecommunications and information technology, announced today results for its fiscal 2005 third quarter and nine months ended October 31, 2004.  Total revenues for the fiscal 2005 third quarter were $26.3 million, with net income of $319,000, or $0.03 per fully diluted share, compared to total revenues of $25.6 million, with net income of $273,000, or $0.03 per fully diluted share for the year-earlier period.  For the first nine months of fiscal 2005, total revenues were $80.7 million, with net income of $1,094,000, or $0.11 per fully diluted share, compared to total revenues of $79.6 million, with net income of $941,000, or $0.10 per fully diluted share for the first nine months of fiscal 2004.

The income tax rates for the three months and nine months of fiscal 2005 were lower than that of the same period in fiscal 2004.  The reduction in income tax was attributed to a significant increase in earnings associated with the Company’s 50% owned Japanese subsidiary.  This increase in earnings in fiscal 2005 was a direct result of additional USB testing in Japan, stemming from the successful USB technology transfer of software and testing protocols developed by our computer software testing group located in Culver City, CA. The income from Japan will be used for international expansion and is considered to be permanently invested and consequently no provision has been made for U.S. federal or state income taxes for this subsidiary.

The fully diluted share counts used in calculating earnings per share in the third quarter and first nine months of the current fiscal year were 9,490,000 and 9,546,000, respectively, and the fully diluted share counts used in the comparable periods of the prior fiscal year were 9,225,000 and 9,160,000, respectively.

The Company’s October 31, 2005 balance sheet remained strong, with cash of $4.0 million, total assets of $65.9 million, shareholders equity of $30.2 million and a current ratio of 3.2:1.

MORE-MORE-MORE

CEO Dr. Jack Lin stated, “The DTI acquisition of last year has been very successful. This year the Company completed a strategic acquisition of a telecom laboratory in Calgary, Canada, and established a laboratory in Ho Chi Minh City, Vietnam. We expect both of these additional business units to contribute positively to the financial performance of NTS”.

President and Chief Operating Officer, William C. McGinnis, commented, “Our results in the third quarter provide further evidence that our realignment strategy is working. We continue to focus on leveraging the strengths of our realigned sales organization, which has been cross-trained to sell all NTS services.  This enhances our ability to better serve the needs of our existing customers, improve customer retention, and aggressively pursue new customers.”

 During the third quarter, NTS completed several key strategic alliances: the DSL Broadband Forum, which includes  Verizon, SBC, Bell South, and Bell Canada, the USB Implementers Forum (USB-IF) and the Zigbee Alliance, where NTS is taking the lead in creating the certification program, and is one of only two authorized test labs for ZigBee logo testing. NTS has also forged a strategic alliance with Raytheon Company. NTS performs the testing at its various labs and facilities around the world and has already played an important testing role in Raytheon’s Javelin and Tomahawk missile programs.

                Revenues from Engineering & Evaluation for fiscal 2005 third quarter and nine months were $15.4 million and $46.7 million, respectively, compared with $14.2 million and $44.1 million for the year-earlier periods.  Revenues during the third quarter of 2005 reflected a decrease in the telecom testing business at the Fullerton, CA facility, partially offset by an increase in the Company’s automotive testing at its Detroit, MI facility, along with new revenues from its Rustburg, VA test facility acquired last year.

                Mr. McGinnis states, “Revenues from Technical Solutions for the fiscal 2005 third quarter and nine months were $10.9 million and $34.0 million, respectively, compared to $11.4 million and $35.6 million for the year-earlier periods.  Technical Solutions revenues declined in both periods due to the continuing competitive nature of the Information Technology business, which has resulted in price compression.”

MORE-MORE-MORE

NTS’ Engineering & Evaluation (E&E) segment is one of the largest independent conformity assessment and management system registration organizations in the U.S.  We have facilities throughout the U.S., and in Canada, Japan and Germany, serving a wide variety of high technology industries, including aerospace, defense, automotive, power products, electronics, computers and telecommunications.  In addition, the E&E segment performs management registration and certification services to ISO related standards.

The Technical Solutions segment is a national provider of professional and specialty staffing services, including contract services, temporary and full-time placements.  NTS Technical Solutions provides specialty solution services to its customers specifically in areas related to IT, information systems, engineering and on-site test and certification.  We also supply professionals in support of customers who need help-desk analysts and managers, relational database administrators and developers, application and systems programmers, configuration and project managers, engineering personnel, and test and certification personnel.

Conference Call

                As previously announced, NTS is conducting a conference call to review the financial results today at 1:30 p.m. Eastern Time.  The dial-in number for the call is 1-800-240-5318.  A live webcast and 90-day archive of the call can be accessed at www.ntscorp.com.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and Information Technology business services.  For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associate with uncertainties pertaining to operating new facilities, customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003

Net revenues	$26,293,000	$25,591,000$	$80,715,000	$79,640,000
Cost of sales	20,467,000	19,791,000	63,041,000	61,916,000
Gross profit	5,826,000	5,800,000	17,674,000	17,724,000

Selling, general and administrative expense	5,077,000	5,087,000	15,414,000	15,111,000
Operating income	749,000	713,000	2,260,000	2,613,000
Other income (expense):
Interest expense, net	(264,000)	(250,000)	(787,000)	(855,000)
Other	(6,000)	43,000	157,000	50,000
Total other expense	(270,000)	(207,000)	(630,000)	(805,000)

Income before income taxes and minority interest	479,000	506,000	1,630,000	1,808,000
Income taxes	137,000	236,000	558,000	838,000

Income before minority interest	342,000	270,000	1,072,000	970,000
Minority interest	(23,000)	3,000	$22,000	(29,000)

Net income	$319,000	$273,000	$1,094,000	941,000

Net income per common share:
Basic	0.04	$0.03$	$0.12	0.11
Diluted	0.03	$0.03$	$0.11	0.10

Weighted average common shares outstanding	8,969,000	8,637,000	8,924,000	8,629,000
Dilutive effect of stock options	521,000	588,000	622,000	531,000
Weighted average common shares outstanding, assuming dilution	9,490,000	9,225,000	9,546,000	9,160,000

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